UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

October 26, 2016

BARRETT BUSINESS SERVICES, INC.

(Exact name of registrant as specified in charter)

Maryland

(State or other jurisdiction of incorporation)

0-21886

(SEC File Number)

52-0812977

(IRS Employer Identification No.)

8100 N.E. Parkway Drive, Suite 200
Vancouver, Washington	98662
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

(360) 828-0700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Barrett Business Services, Inc. (the "Company"), has entered into a Stipulation and Agreement of Settlement dated as of October 26, 2016 (the “Settlement”), to settle the action (the “Action”) brought against the Company, Michael L. Elich, the Company’s Chief Executive Officer, and James D. Miller, the Company’s former Chief Financial Officer, in the United States District Court for the Western District of Washington (the “Court”) in 2014. The Action, entitled In re Barrett Business Services Securities Litigation, purports to be a class action brought on behalf of all stockholders of the Company based on alleged violations of the federal securities laws. The Settlement was executed on behalf of Lead Plaintiff Painters & Allied Trades District Council No. 35 Pension and Annuity Funds and named plaintiff Bakers Local No. 433 Pension Fund, on behalf of themselves and the settlement class. The settlement class includes all persons and entities who purchased or otherwise acquired Company common stock in the period beginning February 12, 2013, through March 9, 2016, and were damaged thereby, with certain exclusions.

The Settlement is intended to fully, finally and forever compromise, settle, release, resolve, and dismiss with prejudice the Action and all claims asserted in the Action against the named defendants. In the Settlement, the defendants have denied all allegations of wrongdoing and the plaintiffs have not conceded any infirmities in their positions.

The Settlement calls for the payment in cash of $12.0 million (the “Settlement Fund”) into escrow within 15 business days after the Court enters an order preliminarily approving the Settlement. Of this amount, approximately $8.7 million will be paid by the Company’s insurance carriers and approximately $3.3 million will be paid by the Company. The fees of counsel for the plaintiffs will be paid out of the Settlement Fund following approval by the Court.

In connection with the proposed settlement, the Company expects to record a pre-tax charge of approximately $3.3 million in the third quarter of 2016. The Company will pay its portion of the settlement with available resources, which it expects to occur in the fourth quarter of 2016.

The Settlement is subject to approval by the Court and to other customary terms and conditions, including the right of the Company to terminate the Settlement under specified circumstances. Following preliminary approval by the Court, all potential class members will be notified of the Settlement. A hearing will then be held to consider final approval of the Settlement. If the Settlement is not approved by the Court, or is otherwise terminated before it is finalized, the Company is unable to predict the final outcome of the Action or to estimate its effect on the Company, which may be material and adverse.

The foregoing description is a summary of the material terms of the Settlement and is qualified in its entirety by reference to Exhibit 10.1 to this Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits. The following exhibit is filed with this Form 8-K:

Exhibit 10.1         Stipulation and Agreement of Settlement dated as of October 26, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BARRETT BUSINESS SERVICES, INC.

Dated: October 27, 2016	By:	/s/ Gary Kramer
Gary Kramer Vice President - Finance, Treasurer and Secretary